Exhibit 99.1

FOR IMMEDIATE RELEASE

TRANS-LUX APPOINTS HAMMOCK INTERIM CEO

NEW YORK, NY – September 9, 2025 – The Board of Directors of Trans-Lux Corporation (OTC: TNLX) today announced that John Hammock has been appointed Interim Chief Executive Officer. Mr. Hammock, who has served as the company's Chief Sales and Marketing Officer since 2015, will assume the role immediately.

The appointment follows the resignation of CEO and Board member Robin Tang, effective immediately. Concurrently, the Board has appointed Michael Lin to replace Mr. Tang on the Board of Directors.

"John's leadership has been key to developing a comprehensive sales and marketing strategy that we believe will drive significant revenue growth," said Salvatore Zizza, Chairman of the Board. "We are fully confident in his expertise and believe Fair-Play is entering an exciting new era."

"Our future growth will be driven by our expansion into the established K-12 sector and larger sports deployments, including Division 2A and 3A Colleges and Universities," said Hammock.

"Fair-Play is making the shift toward engineering LED scoreboards and display systems that capitalize on the demand for the next-gen scoring and content delivery,” noted Hammock.

About Trans-Lux Corporation

Trans-Lux has delivered innovative LED display solutions that transform communication across industries. Since 1920, we have helped clients in the financial, sports, entertainment, and gaming markets engage their audiences with clear, vibrant indoor and outdoor video displays. Our comprehensive offerings include our renowned Fair-Play scoreboards and sports displays. Explore our digital signage and display technology at Trans-Lux.com.

About Fair-Play Corporation

For nearly a century, Fair-Play has defined the standard for the fan experience. Founded in 1934, we have grown into an industry leader, with our iconic scoreboards and displays featured in hundreds of thousands of venues globally. Today, we honor that history by continuing to innovate, offering state-of-the-art solutions that include digital scoreboards, dynamic video displays, scoring systems, and accessories for every sport, at every level. Discover our legacy of innovation at fair-play.com.

Contact:

John Hammock

Interim CEO

jhammock@fair-play.com

(512) 426-2643

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of Trans-Lux Corporation, and include statements regarding projected operating results. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.